Exhibit 10.10
QUANEX BUILDING PRODUCTS CORPORATION
EMPLOYEE [STOCK-][CASH-]SETTLED
RESTRICTED STOCK UNIT AWARD AGREEMENT
<< Full Name>>
Grantee

Date of Award:	<< >>

Number of Restricted Stock Units:	<< >>

Expiration Date:	<< >>

General Vesting Schedule/Restricted Period:	[3 years, with vesting in installments of 33 1/3% on the anniversary date of the Date of Grant in each of the years , and .]

[100% exercisable on [first][second][third] anniversary of the Date of Grant. 0% exercisable prior to the [first][second][third] anniversary of the Date of Grant.]
AWARD OF RESTRICTED STOCK UNITS
The Compensation Committee of the Board of Directors of Quanex Building Products Corporation, a Delaware corporation (the “Company”), pursuant to the Quanex Building Products Corporation 2008 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above (the “Date of Award”), that number of restricted stock units set forth above (the “RSUs”), on the following terms and conditions:
During the Restricted Period, the RSUs will be evidenced by entries in a bookkeeping ledger account which reflect the number of RSUs credited under the Plan for your benefit. For purposes of this Agreement, the term “Restricted Period” means the period designated by the Committee during which the RSUs are subject to forfeiture and restrictions on transfer (the “Forfeiture Restrictions”). The Restricted Period and all Forfeiture Restrictions on the RSUs covered hereby shall lapse as to those RSUs when the RSUs become vested and you meet all other terms and conditions of this Agreement.
Upon the earlier of (1) the date the RSUs granted under this Award become vested under the General Vesting Schedule (without regard to any acceleration provisions contained herein) or (2) the date on which you separate from service (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) for any reason, the Company shall issue to you [cash in an amount equal to the fair market value of] one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), less applicable withholding, in exchange for each RSU that is awarded to you hereby and thereafter you shall have no further rights with respect to such RSU. [The Company shall cause to be delivered to you (or your legal representative or heir) a stock certificate representing those shares of the Common Stock issued in exchange for RSUs awarded hereby, and such shares of the Common Stock shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).]
Employee
Cliff Vested—Graded Vesting
Stock Settled—Cash Settled

If you separate from service with the Company and all Affiliates (collectively, the “Company Group”) terminates before the third anniversary of the Date of Award (the “Third Anniversary Date”), the Forfeiture Restrictions then applicable to the RSUs shall not lapse and the number of RSUs then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date of your separation from service. Notwithstanding the preceding sentence, if you die, incur a Disability or Retire before the Third Anniversary Date, each while in the active employ of one or more members of the Company Group, all remaining Forfeiture Restrictions shall lapse on a prorated basis determined by dividing the number of days during the period commencing on the last anniversary vesting date or Date of Grant, as applicable, and ending on the date of your death, Disability or Retirement by 1095. For purposes of this Section, the term “Retire” means the voluntary termination of your employment relationship with the Company Group on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.
Delayed Payment In Certain Circumstances. Notwithstanding any other provision of this Agreement, if you are a specified employee (within the meaning of Section 409A), and the Company determines that a payment hereunder is not Permitted under Section 409A, no payments shall be made to you pursuant to this Award due to a separation from service for any reason before the date that is six months after the date on which you incur such separation from service.
If during the Restricted Period you hold any RSUs awarded hereby the Company pays a dividend in cash with respect to the outstanding shares of the Common Stock (a “Cash Dividend”), then the Company will pay to you in cash, an amount equal to the product of (a) the RSUs awarded hereby that have not been exchanged by the Company for cash and (b) the amount of the Cash Dividend paid per share of the Common Stock (the “Dividend Equivalent”). The Company shall pay to you currently (and in no case later than the end of the calendar year in which the dividends are paid to the holders of the Common Stock, or if later, the 15th day of the third month following the date the dividends are paid to the holders of the Common Stock) an amount equal to such Dividend Equivalents.
If during the Restricted Period you hold any RSUs awarded hereby the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the RSUs awarded hereby that have not then been exchanged by the Company for shares of the Common Stock by an amount equal to the product of (a) the RSUs awarded hereby that have not been exchanged by the Company for cash and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend RSUs”). Each Stock Dividend RSU will be subject to the same restrictions, limitations and conditions applicable to the RSU for which such Stock Dividend RSU was awarded and will be [paid in cash][exchanged for shares of the Common Stock] at the same time and on the same basis as such RSU.
To the extent that the receipt of the RSUs or the Agreement, the vesting of the RSUs or a distribution under the Agreement results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company Group has a withholding obligation, you shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company Group may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company Group is authorized to withhold from any payment due under the Agreement or from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation based on the last per share sales price of the common stock of the Company for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.
Employee
Cliff Vested—Graded Vesting
Stock Settled—Cash Settled

The RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. [Further, any shares of Common Stock awarded hereunder may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You agree that (a) the Company may refuse to cause the transfer of such Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares.]
Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan.
In accepting the award of RSUs set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan.

QUANEX BUILDING
PRODUCTS CORPORATION

Raymond Jean – Chief Executive Officer
Employee
Cliff Vested—Graded Vesting
Stock Settled—Cash Settled

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